EXHIBIT 99.1

For Further Information:

Quality Systems, Inc.                      Coffin Communications Group
18191 Von Karman Avenue, Suite 450         15300 Ventura Boulevard, Suite 303
Irvine, CA  92612                          Sherman Oaks, CA  91403
Phone: (949) 255-2600                      Phone: (818) 789-0100
www.qsii.com                               www.coffincg.com

CONTACT: Louis Silverman,                  CONTACT: William F. Coffin, President
         President & CEO                            Sean Collins, Partner

FOR IMMEDIATE RELEASE:

                   Quality Systems, Inc. Announces Settlement
                       of Securities Class Action Lawsuit

Irvine, Calif. -- May 14, 2003 -- Quality Systems, Inc. (NASDAQ: QSII) today announced the final settlement of a consolidated securities class action filed in April 1997 in the California Superior Court, County of Orange. The settlement, which has been approved by the court, causes the dismissal of the action and the complete release of any and all claims of all participating class members against all defendants, including the Company and all current and former directors and officers of the Company named as defendants. The terms of the settlement call for a cash payment to plaintiffs, fully funded by the Company's directors and officers liability insurance. The settlement terms also reflect the Company's denial of all claims asserted in the litigation.

Quality Systems is a developer and provider of computer-based practice management, electronic medical records systems and e-business applications for dental and medical group practices marketed under the QSI and NextGen product names.

This news release may contain forward-looking statements, including those related to revenue and net income that involve a number of risks and uncertainties. Among the important factors that could impact actual results are volume and timing of systems sales and installations, length of sales cycles and installation process; the possibility that the products will not achieve market acceptance; seasonal patterns of sales and customer buying behavior, the development by competitors of new or superior technologies, delays in product development, undetected errors or bugs in software, product liability, changing economic, political or regulatory influences on the healthcare industry, changes in product pricing policies, competitive pressures, possible regulation of the company's software by the U.S. Food and Drug Administration, general economic conditions, and the risk factors detailed from time to time in Quality Systems' periodic reports and registration statements filed with the Securities and Exchange Commission

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